EXHIBIT 99.1

FOR IMMEDIATE RELEASE

RICK’S CABARET INTERNATIONAL, INC. REVISES GUIDANCE FOR 2008

HOUSTON – (February 13, 2008) – During a conference call with investors on February 12, 2008 Rick’s Cabaret International, Inc. (NASDAQ:RICK), operator of upscale gentlemen’s clubs, provided new guidance for its 2008 revenues and income.

Eric Langan, President and CEO of Rick’s Cabaret, told investors that for the 2008 fiscal year ending September 30 the company expects to have sales of approximately $55 million, with net after tax income of about $8.4 million and earnings per basic share of $1.10. In guidance given on December 21, 2007 the company said it expected to earn about $1.03 per basic share.

If calculated over full calendar 2008, he said the company expects calendar 2008 revenues to be about $61 million, with net after tax income of about $10.4 million and projected earnings of approximately $1.35 per basic share. Calendar year projections have been stated for ease in comparison with other companies and carry the same conditions as fiscal year projections.

Mr. Langan added that these projections do not assume any additional acquisitions. He noted that further acquisitions, if closed when anticipated, could add up to 15 cents to the earnings per basic share.

Mr. Langan said the increased earnings should be the result of improving margins at its chain of 15 gentlemen’s clubs. He added that this guidance assumes continued organic growth, ability to close acquisitions, and no unforeseen events.

About Rick’s Cabaret: Rick’s Cabaret International, Inc. (NASDAQ: RICK) operates upscale adult nightclubs serving primarily businessmen and professionals that offer live adult entertainment, restaurant and bar operations. The company owns and operates or licenses adult nightclubs in New York City, New Orleans, Charlotte, Houston, Minneapolis and other cities under the names "Rick's Cabaret," "XTC" and “Club Onyx.” No sexual contact is permitted at any of these locations. Rick’s Cabaret also owns the adult Internet membership Web site, couplestouch.com, and a network of online adult auction sites under the flagship URL naughtybids.com. Rick’s Cabaret common stock is traded on NASDAQ under the symbol RICK. For further information contact ir@ricks.com.

Forward-looking Statements: This document contains forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this document, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where we operate, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. Rick's has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances. For further information go to www.ricks.com.

Contact:  Allan Priaulx, 212-338-0050 ir@ricks.com